Exhibit 99.1

AN2 Therapeutics Announces Pricing of $70.0 Million Underwritten Offering of Common Stock

Menlo Park, CA – August 15, 2023 – AN2 Therapeutics, Inc. (Nasdaq: ANTX), a clinical-stage biopharmaceutical company focused on developing treatments for rare, chronic, and serious infectious diseases with high unmet needs, today announced the pricing of an underwritten offering of 7,777,778 shares of its common stock. The shares of common stock are being sold at a price of $9.00 per share, a premium from today’s closing price. Investors who have agreed to purchase shares in the offering include RA Capital Management, TCGX, Frazier Life Sciences, Marshall Wace, Adage Capital Partners LP, Avidity Partners, Janus Henderson Investors and Surveyor Capital (a Citadel company). The gross proceeds from the offering to AN2 are expected to be approximately $70.0 million, before deducting underwriting discounts and commissions and offering expenses. The offering is expected to close on or about August 18, 2023, subject to the satisfaction of customary closing conditions.

TD Cowen, Leerink Partners, and Evercore ISI are acting as book-runners for the offering. Oppenheimer & Co. is acting as lead manager for the offering.

The shares are being offered by the company pursuant to a Registration Statement on Form S-3 previously filed and declared effective by the SEC. A final prospectus supplement and the accompanying prospectus relating to the offering will also be filed with the SEC. These documents can be accessed for free through the SEC’s website at www.sec.gov.

When available, a copy of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from: Cowen and Company, LLC at Cowen and Company, LLC, 599 Lexington Avenue, New York, NY 10022, by email at Prospectus_ECM@cowen.com or by telephone at (833) 297-2926; or Leerink Partners LLC, Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, or by telephone at (800) 808-7525 ext. 6105 or by email at syndicate@leerink.com; or Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, New York 10055, by telephone at 888-474-0200, or by email at ecm.prospectus@evercore.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of such state or jurisdiction.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding the ability to close the offering, expected gross proceeds and timing for the closing of the offering. Such forward-looking statements are based on AN2’s current estimates, expectations, plans, objectives, and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include those described in AN2’s Report on Form 10-Q for the quarter ended June 30, 2023 and other filings with the SEC under the heading “Risk Factors.” These filings, when available, are available on the investor relations section of our website at investor.an2therapeutics.com and on the SEC’s website at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and AN2 undertakes no duty to update such information except as required under applicable law.

Company Contacts:

Lucy O. Day

Chief Financial Officer

l.day@an2therapeutics.com

Anne Bowdidge

Investor Relations

abowdidge@an2therapeutics.com